                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*

                            Ticketmaster Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      common stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   88633U 10 3
                     ----------------------------------
                                 (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No.  88633U 10 3                13G                 Page  2  of  5  Pages
          -------------                                        ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Paul G. Allen
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*       N/A                     (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          United States
-------------------------------------------------------------------------------

Number of Shares              (5) Sole Voting
 Beneficially                       Power              12,283,014
 Owned by                    --------------------------------------------------

 Each Reporting               (6) Shared Voting
 Person With                        Power              0
                             --------------------------------------------------

                              (7) Sole Dispositive
                                    Power              12,283,014
                             --------------------------------------------------

                              (8) Shared Dispositive
                                    Power              0
-------------------------------------------------------------------------------

 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          12,283,014

-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                    / /
-------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
          49.6%

-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a) NAME OF ISSUER

          Ticketmaster Group, Inc.


Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          3701 Wilshire Boulevard
          7th Floor
          Los Angeles, California  90010


Item 2(a) NAME OF PERSON FILING

          Paul G. Allen


Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE

          110 110th Avenue, Suite 550
          Bellevue, Washington  98004


Item 2(c) CITIZENSHIP

          United States


Item 2(d) TITLE OF CLASS OF SECURITIES

          common stock, no par value per share


Item 2(e) CUSIP NUMBER

          88633U 10 3


Item 3    IF THIS STATEMENT IS FILED PURSUANT TO
          RULE 13d-1(b) OR 13d-2(b)

          Not Applicable


Item 4    OWNERSHIP

          (a)  Amount Beneficially Owned:  12,283,014 shares


          (b)  Percent of Class:  49.6%

          (c)  Number of Shares as to which such person has:

                (i) sole power to vote or to direct the vote:  12,283,014

               (ii) shared power to vote or to direct the vote:  0


                                Page 3 of 5 Pages

              (iii) sole power to dispose or to direct the disposition of:
                    12,283,014

               (iv) shared power to dispose or to direct the disposition of:  0


Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable


Item 6    OWNERSHIP OF MORE THAN FIVE
          PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable


Item 7    IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable


Item 8    IDENTIFICATION AND CLASSIFICATION
          OF MEMBERS OF THE GROUP

          Not Applicable


Item 9    NOTICE OF DISSOLUTION OF GROUP

          Not Applicable


Item 10   CERTIFICATION

          Not Applicable


                                Page 4 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



                              April 14, 1997




                              /s/ Paul G. Allen
                              ------------------------------
                              Paul G. Allen


                                Page 5 of 5 Pages